Exhibit 99.2

FOR IMMEDIATE RELEASE

WHERIFY ANNOUNCES CLOSE OF DIRECT OFFERING
OF COMMON STOCK

— Sale of Approximately 16.6 Million Shares Resulting in Gross Proceeds of Approximately $4.2 Million to Wherify —

REDWOOD SHORES, Calif. (November 2, 2006) - Wherify Wireless, Inc. (OTCBB:WFYW), a leading developer of wireless location products and services, today announced that it has now closed its direct offering of approximately16.6 million shares of its common stock. The direct offering was made pursuant to an effective registration statement previously filed with the Securities and Exchange Commission which was declared effective on August 8, 2006. The offering concluded with the sale of approximately 16.6 million shares in the aggregate and resulted in gross proceeds of approximately $4.2 million to the company.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of the shares of common stock were made only by means of the prospectus supplement and related prospectus, copies of which were to be obtained from the Company.

About Wherify Wireless, Inc.
Wherify Wireless, Inc. (OTCBB: WFYW) is a pioneering developer of personal location products and services, as recognized by the Smithsonian Institution Museum’s adoption of Wherify Wireless’ groundbreaking first product, the Child Locator, into permanent display as the world’s first commercial personal GPS tracking device. With three U. S. patents granted in the areas of personal location and position tracking and four more patents pending in the area of GPS locator phones, Wherify Wireless continues to be a leader in location technology development by integrating Aided-GPS location into a GSM cellular platform that has been demonstrated on over 100 GSM networks world-wide. Wherify Wireless’ expertise in GPS technology for wireless devices and its patented back-end location service engine enable customers to obtain real-time location information on individuals and property directly through the Internet or any phone. Wherify Wireless was founded in 1998, and is located in Redwood Shores, California.

Note Regarding Forward Looking Statements
Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify Wireless’ periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Wherify
John Cunningham
Director of Communications
Wherify Wireless
Tel: 1.650.551.5271
jcunningham@wherify.com

and

Stephen Axelrod
Wolfe Axelrod Weinberger
Tel: 1.212.370.4500
steve@wolfeaxelrod.com